                                                                    Exhibit 99.1

             ------------------------------------------------------

                                   News From

                          Charter One Financial, Inc.

                         FirstFed Michigan Corporation


            -------------------------------------------------------




For Immediate Release                                            May 30, 1995

Charter One Financial and FirstFed Michigan
To Combine in Merger of Equals

CLEVELAND, Ohio and DETROIT, Michigan, May 30, 1995 -- Charter One Financial, Inc. (Nasdaq-NNM:COFI) and FirstFed Michigan Corporation (Nasdaq-NNM:FFOM), two of the largest thrifts in the midwest, announced today a definitive agreement to merge their respective holding companies and banking operations in a merger of equals to form one of the strongest thrifts in the region.

         The agreement provides that the common shareholders of FirstFed Michigan Corporation will receive 1.2 shares of Charter One Financial common stock for each FirstFed common share in a tax-free exchange. Charter One will issue approximately 22.5 million shares of stock to complete the merger which will be accounted for as a pooling of interests. Following the merger, the former Charter One and FirstFed shareholders will each own approximately 50% of the combined company. The merger, which has been approved by the Boards of Directors of both Charter One and FirstFed, is valued at approximately $1.1 billion based on the market price of Charter One common stock as of the close of trading on Friday, May 26, 1995. Based on the May 26, 1995 market price of FirstFed's common stock, the exchange ratio results in an implied price for each FirstFed share of $29.70.

         The combined company will be called Charter One Financial, Inc., and will be headquartered in Cleveland with a Michigan Division headquartered in the current FirstFed facility in downtown Detroit. The combined banking operation will have a total of 157 branches in Ohio and Michigan. The new entity is expected to have approximately $13 billion in total assets and a leverage capital ratio in excess of 6%.

         Concurrent with the closing of the transaction, the new management expects to execute a plan to reposition the combined balance sheet and reduce interest rate risk by terminating the then remaining $850 million combined interest rate swap position, liquidating $1.5 to $2 billion of low-yielding, fixed rate assets, and repaying $1.5 to $2 billion of short-term borrowings. The repositioning will reduce the size of the resultant company's balance sheet from $15 billion to approximately $13 billion. Assuming current interest rates, costs related to repositioning the balance sheet together with an estimated $13 million after-tax merger transaction charge will result in an after-tax charge to earnings of approximately $50 to $75 million.

         It is anticipated that the merger will result in annual pre-tax cost savings of approximately $15 million by 1997, or approximately 9% of the combined companies' operating costs, and will create an expanded revenue base. The primary source for cost savings is expected to be redundant back-office operations. It is planned that all 157 branches will remain open post merger and certain operational support functions currently located in Ohio will be shifted to Detroit.

         The transaction is expected to be immediately accretive to both companies' earnings per share in 1996. This will be accomplished as a consequence of the balance sheet repositioning and the synergies of consolidating operations, without regard to revenue enhancements. Management believes that this transaction should significantly enhance the combined company's future earnings per share growth rate.

         Charter One's new Board of Directors will be comprised of equal numbers of directors from both companies with Charles John (Bud) Koch from Charter One serving as chairman and Jerome L. Schostak, a FirstFed director, as vice chairman. C. Gene Harling, FirstFed's chairman and chief executive officer, has agreed to stay on in an advisory capacity after the merger is completed to assist in the transaction.

         Executive management positions will be filled by Charles John (Bud) Koch of Charter One, chief executive officer, Richard W. Neu of FirstFed, chief financial officer, Mark D. Grossi of Charter One, chief retail banking officer, and John D. Koch of Charter One, chief lending and credit officer.

         Charles John Koch, Charter One's chairman and chief executive officer, said, "We believe the transaction will be beneficial to the shareholders of both institutions. Charter One and FirstFed complement each other extraordinarily well. FirstFed's 63-office branch network, located in southeastern Michigan, is a natural fit with our presence in Ohio, and Detroit is in close proximity to Toledo, one of our strongest markets. Our proven retail strategy should add significant value to FirstFed's extensive retail network in the southeastern Michigan metropolitan area, one of the nation's largest markets."

         C. Gene Harling, chairman and chief executive officer of FirstFed, summarized the announcement, "This transaction fits our existing strategy perfectly. We had embarked on a series of efforts designed to strengthen FirstFed's retail franchise. As a combined entity, we will be able to accelerate that process substantially. The transaction preserves the earnings momentum and capital growth that existed for us before the merger."

         Both men observed that the resultant company will be extremely well capitalized, with an equity to asset ratio in excess of 6% and virtually no intangible assets on its books. Initially, the plan is to deploy the capital into retail assets, but the excess also provides the flexibility to pursue attractive strategic and financial initiatives that may become available over time.

         In connection with the merger agreement, Charter One and FirstFed have granted each other options to purchase up to 19.9% of the outstanding shares of each other's common stock under certain circumstances in the event the transaction is terminated.

         The merger is expected to be completed during the fourth quarter of 1995, subject to regulatory approval and ratification by Charter One and FirstFed shareholders.

         Montgomery Securities has acted as financial advisor to Charter One and has delivered a fairness opinion to its Board of Directors. Salomon Brothers Inc has acted as financial advisor to FirstFed and has delivered a fairness opinion to its Board of Directors.

         Charter One Financial, Inc., Cleveland, Ohio, with 94 branch offices, had $6.3 billion in assets and $4.4 billion in deposits as of March 31, 1995.

         FirstFed Michigan Corporation, Detroit, Michigan, operates with 63 branches and had, as of March 31, 1995, $8.5 billion in assets and $3.2 billion in deposits.


(table follows)

                          ProForma Combined Fact Sheet
                                 (in millions)
                                 March 31, 1995

                                                                                      Pro
                           COFI        FFOM         Combined       Adj.(a)           Forma

Total Assets              $6,294       8,512         14,806        (2,000)         12,806
Net Loans                  3,626       2,995          6,621        (  400)          6,221
MBS                        2,047       4,466          6,513        (  900)          5,613
Liquidity                    351         814          1,165        (  700)            465
Deposits                   4,398       3,176          7,574           ---           7,574
Borrowings                 1,432       4,712          6,144        (1,925)          4,219
Equity                       389         468            857        (   75)            782

Equity/Assets                6.2%        5.5%           5.8%          ---             6.1%
Nonperforming Assets
  to Total Assets            .53%        .29%           ---           ---             .45%
Reserves/NPLs                155%        131%           144%          ---             144%

Common Shares
  Outstanding               22.5        18.7           41.2           3.8            45.0
Book Value
  Per Share               $17.29       25.03            ---           ---           17.38
Market
  Capitalization(b)          557         493            ---           ---           1,112

# of Offices                  94          63           157            ---              157

(a) Adjustments relate to the anticipated balance sheet repositioning (assuming $2 billion in asset reduction) and merger transaction charge.

(b)  Based on stock prices as of May 26, 1995.

CONTACTS:

FOR CHARTER ONE:
Charles John Koch
(216) 566-5314

William Dupuy
(216) 566-5311

FOR FIRSTFED MICHIGAN CORPORATION:

Ellen L. Batkie
(313) 965-5909